EXHIBIT 99.2

Marc King	Dan Matsui/Gene Heller
Vice President, Armor Operations	Silverman Heller Associates
(703) 518-0618	(310) 208-2550

CERADYNE INC. RECEIVES INITIAL $2.3 MILLION ARMOR CONTRACT

FOR AM GENERAL M1152 VEHICLE

Costa Mesa, Calif.—May 31, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) announced that it has received the initial production award for the M1152 HMMWV (HUMVEE®) vehicle armor components from AM General Corporation. This $2.3 million contract is for the latest-generation HUMVEE®, which is now in production. Shipments are scheduled to begin in June 2006 and be completed in October 2006.

Ceradyne designed the armor in its Wixom, Michigan, prototype facility in conjunction with AM General’s development team in Livonia, Michigan. The production armor components will be manufactured in Ceradyne’s recently leased 80,000 square-foot Irvine, California, armor facility.

Marc King, Ceradyne vice president of armor operations, commented: “We are particularly pleased with this order, as it is our first production order for vehicle armor and complies with the ‘A’ kit strategy that is part of the Army’s LTAS (Long Term Armor Strategy). The armor components will go into the 2-man version of AM General’s latest M1152 design.”

King added, “We are currently performing further armor research and developing new ceramic composite armor designs for additional M1152 variations, as well as other military vehicles.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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